UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2007

AEROFLEX INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

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DELAWARE (State or Other Jurisdiction of Incorporation)	000-02324 (Commission File Number)	11-1974412 (I.R.S. Employer Identification No.)
35 South Service Road Plainview, New York (Address of Principal Executive Offices)		11803 (Zip Code)
Registrant’s telephone number including area code: (516) 694-6700
No change since last report (Former Name or Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 21, 2007, Aeroflex Incorporated (the "Company") issued a press release announcing that The Veritas Capital Fund III, L.P. (collectively with its affiliates and co-investors, "Veritas") has submitted a revised non-binding proposal for the acquisition of the Company in which the Company's stockholders would receive $14.50 per share in cash and option holders would be cashed out at the excess of $14.50 and the option exercise price. The revised proposal is not subject to any further due diligence by Veritas but is subject to termination of the Agreement and Plan of Merger ("Merger Agreement"), dated as of March 2, 2007, by and among AF Holdings, Inc., AF Merger Sub, Inc. and the Company and execution of a definitive merger agreement, which would include various conditions to consummation of the transaction, including approval by the Company's stockholders. There is no assurance that the proposal from Veritas will result in a definitive agreement or a consummated transaction. This proposal modifies the original Veritas proposal, under which the Company's stockholders would have received $14.00 per share as a dividend and retained in the aggregate 21.2% of the fully diluted common equity in a significantly leveraged Company.

The Company's Board of Directors plans to meet to consider the revised proposal from Veritas in the near future. The Company stresses that the Merger Agreement with affiliates of General Atlantic and Francisco Partners remains in effect. Until such time as the Company's Board of Directors meets to consider the proposal from Veritas and decides otherwise, the Company’s Board of Directors has not changed its recommendation regarding the proposed merger with an affiliate of General Atlantic and Francisco Partners.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated May 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
	Name:	John Adamovich, Jr.
	Title:	Senior Vice President
and Chief Financial Officer

Dated: May 21, 2007

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated May 21, 2007.